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                                                                       EXHIBIT 3


                          STOCKHOLDER VOTING AGREEMENT

    This Stockholder Voting Agreement (the "Agreement") dated as of
November __, 1998 is by and between Peptide Therapeutics Group plc
("Peptide "), a corporation organized under the laws of England and Wales, and the undersigned stockholder ("Stockholder") of OraVax, Inc. (the "Seller"), a Delaware corporation.


                                    RECITALS

    A. Concurrently with the execution of this Agreement, Parent, Seller and Peach Acquisition Corporation ("Merger Sub"), a Delaware corporation and a wholly owned subsidiary of Parent, have entered into an Agreement and Plan of Merger (the "Merger Agreement") which provides for a merger of Seller with and into the Merger Sub (the "Merger"). Pursuant to the Merger, shares of common stock of Seller will be converted into the right to receive American Depositary Shares, each representing 10 ordinary shares, nominal value of 10 pence per share of Parent on the basis set forth in the Merger Agreement.

    B. The Stockholder is the record holder and beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of such number of shares of the outstanding capital stock of Seller as is indicated on the final page of this Agreement (the "Shares").

    C. Parent desires the Stockholder to agree, and the Stockholder is willing to agree, (i) not to transfer or otherwise dispose of any of the Shares, or any other shares of capital stock of Seller acquired hereafter and prior to the Expiration Date (as defined in Section 1 below) (together with the Shares, the "Subject Shares"), except as otherwise permitted hereby, and
(ii) to vote the Subject Shares so as to facilitate consummation of the Merger.

    NOW, THEREFORE, intending to be legally bound, the parties agree as follows:

         1. Agreement to Retain Shares. Stockholder agrees not to transfer (except as may be specifically required by court order), sell, exchange, pledge or otherwise dispose of or encumber any of the Subject Shares, or to make any offer or agreement relating thereto, at any time prior to the Expiration Date. As used herein, the term "Expiration Date" shall mean the earlier to occur of such date and time as (i) the Merger shall become effective in accordance with the provisions of the Merger Agreement and (ii) the Merger Agreement shall be terminated pursuant to Section 9.1 thereof.

         2. Agreement to Vote Subject Shares. At every meeting of the stockholders of Seller called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of the stockholders of Seller with respect to any of the following, Stockholder shall vote the Subject Shares: (i) in favor of approval of the Merger Agreement and the Merger and any matter that could reasonably be expected to facilitate the Merger; and (ii) against approval of any proposal made in opposition to or competition with


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consummation of the Merger and against any merger, consolidation, sale of assets, reorganization or recapitalization, with any party other than with Parent and its affiliates, and against any liquidation or winding up of Seller (each of the foregoing is hereinafter referred to as an "Opposing Proposal"). Stockholder agrees not to take any actions contrary to Stockholder's obligations under this Agreement.

         3. Irrevocable Proxy. Concurrently with the execution of this Agreement, Stockholder agrees to deliver to Parent a proxy in the form attached hereto as Exhibit I (the "Proxy"), which shall be irrevocable to the extent provided under the Delaware General Corporation Law, with respect to the total number of shares of capital stock of Seller beneficially owned (as such term is defined in Rule 13d-3 under the Exchange Act) by Stockholder set forth therein.

         4. Representations, Warranties and Covenants of the Stockholder. Stockholder hereby represents, warrants and covenants to Parent as follows:

              4.1. Ownership of Shares. Stockholder (i) is and will be at the time of the action of the stockholders of Seller on the Merger the beneficial owner of the Shares and the Subject Shares, which at the date hereof and at all times up until the Expiration Date will be free and clear of any liens, claims, options, charges or other encumbrances; (ii) does not beneficially own any shares of capital stock of Seller other than the Shares (excluding shares as to which Stockholder currently disclaims beneficial ownership in accordance with applicable law); and (iii) has full power and authority to make, enter into and carry out the terms of this Agreement and the Proxy.

              4.2. No Proxy Solicitations. Stockholder will not, and will not permit any entity under Stockholder's control to: (i) solicit proxies or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Exchange Act) with respect to an Opposing Proposal or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement; (ii) initiate a stockholders' vote or action by consent of stockholders of Seller with respect to an Opposing Proposal; or (iii) become a member of a "group" (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of Seller that takes any action in support of an Opposing Proposal.

         5. No Limitation on Discretion as Director. This Agreement is intended solely to apply to the exercise by Stockholder in his or her individual capacity of rights attaching to ownership of the Subject Shares, and nothing herein shall be deemed to apply to, or to limit in any manner the discretion of Stockholder with respect to, any action which may be taken or omitted by him or her acting in his or her fiduciary capacity as a director of Seller.

         6. Additional Documents. Stockholder hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Parent or Stockholder, as the case may be, to carry out the intent of this Agreement.


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         7. Consent and Waiver.  Stockholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreements to which Stockholder is a party or pursuant to any rights Stockholder may have.

         8. Termination. This Agreement shall terminate and shall have no further force or effect as of the Expiration Date.

         9. Miscellaneous.

              9.1. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

              9.2. Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either party without prior written consent of the other.

              9.3. Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

              9.4. Specific Performance; Injunctive Relief. The parties hereto acknowledge that Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity.

              9.5. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and sufficient if delivered in person, by cable, telegram or facsimile, or sent by mail (registered or certified mail, postage prepaid, return receipt requested) or overnight courier (prepaid) to the respective parties as follows:

              (a) if to Parent, to:

                  Peptide Therapeutics Group plc
                  321 Cambridge Science Park:
                  Milton Road
                  Cambridge, England  CB4 4WG
                  Attn:  John R. Brown
                  Telephone:   011-44-1223-423-333
                  Facsimile:   011-44-1223-423-341


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                  with a copy to:

                  Palmer & Dodge LLP
                  One Beacon Street
                  Boston, Massachusetts  02108
                  Attn:    Michael Lytton, Esq.
                  Telephone:       (617) 573-0100
                  Facsimile:       (617) 227-4420

              (b) if to the Stockholder:

                  To the address for notice set forth on the last page hereof.

                  with a copy to:

                  Hale and Dorr LLP
                  60 State Street
                  Boston, Massachusetts 02109
                  Attn:  John M. Westcott, Jr., Esq.
                  Telephone:       (617) 526-6000
                  Facsimile:       (617) 526-5000


or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

              9.6. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the Commonwealth of Massachusetts.

              9.7. Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

              9.8. Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

              9.9. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction of interpretation of this Agreement.


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         IN WITNESS WHEREOF, the parties have caused this Stockholder Voting
Agreement to be duly executed on the date and year first above written.


                                        PEPTIDE THERAPEUTICS GROUP PLC

                                        By:
                                           ------------------------------

                                        Name:
                                             ----------------------------

                                        Title:
                                              ---------------------------


                                        STOCKHOLDER:

                                        By:
                                           ------------------------------


                                        Stockholder's Address for Notice:


                                        ---------------------------------


                                        ---------------------------------


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                                        Shares beneficially owned:

                                                         shares of Common Stock
                                        ---------------

                                        Shares subject to outstanding options:

                                                         shares of Common Stock
                                        ---------------








                [Signature Page to Stockholder Voting Agreement]


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